Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2009, relating to the financial statements and financial highlights (consolidated financial statements and financial highlights of SunAmerica Alternative Strategies Fund) which appears in the October 31, 2009 Annual Report to Shareholders of  SunAmerica Specialty Series (formerly, AIG Series Trust), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

February 26, 2010